UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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TAXUS CARDIUM PHARMACEUTICALS GROUP INC.

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TAXUS CARDIUM PHARMACEUTICALS GROUP INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 25, 2015
Time:	9:00 a.m., Pacific Time
Place: San	Diego Marriott Del Mar

            11966 El Camino Real

San	Diego, California 92130

To our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Taxus Cardium Pharmaceuticals Group Inc. to consider and act upon the following matters:

1	To elect four Class III directors, each to serve until the next annual meeting of stockholders held to elect Class III directors and until their respective successor is elected and qualified;

2	To ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We recommend that you vote FOR Proposals 1 and 2.

The foregoing matters are more fully described in the proxy statement accompanying this notice. Stockholders of record at the close of business on May 15, 2015, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 25, 2015: This notice of meeting, the proxy statement and annual report to stockholders are available on-line at www.edocumentview.com/CRXM

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. This will help ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, by the Internet, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. A pre-addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Voting your shares now will not prevent you from attending or voting your shares at the meeting if you desire to do so.

Only stockholders and persons holding proxies from stockholders may attend the meeting. If you plan to attend, please bring a photo ID. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a recent brokerage statement, proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares to attend the meeting.

By Order of the Board of Directors

Christopher J. Reinhard

Chief Executive Officer

11750 Sorrento Valley Road Suite 250

San Diego, California 92121

(858) 436-1000

May 28, 2015

TAXUS CARDIUM PHARMACEUTICALS GROUP INC.

11750 Sorrento Valley Road, Suite 250

San Diego, California 92121

PROXY STATEMENT

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Taxus Cardium Pharmaceuticals Group Inc., a Delaware corporation (the “Company,” “Cardium” or “we,” “our,” or “us”), for use at our annual meeting of stockholders to be held on Thursday, June 25, 2015, at 9:00 a.m. Pacific Time, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournment or postponement thereof (the “Annual Meeting”). We expect to mail this proxy statement and the enclosed proxy card on or about May 28, 2015 to all stockholders entitled to vote at the Annual Meeting.

VOTING INFORMATION

Who can vote?

You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on May 15, 2015. This date is known as the record date. You are entitled to one vote for each share of common stock you held on that date on each matter presented at the Annual Meeting. As of May 15, 2015, there were 12,775,044 shares of our common stock, par value $0.0001 per share, issued and outstanding.

How many votes are needed to hold the Annual Meeting?

To take any action at the Annual Meeting, a majority of our outstanding shares of common stock entitled to vote as of May 15, 2015, or 6,387,522 shares, must be represented, in person or by proxy, at the Annual Meeting. This is called a quorum.

What is a proxy?

A “proxy” allows someone else to vote your shares on your behalf. Our Board of Directors is asking you to allow the people named on the proxy card (Christopher J. Reinhard and Duane M. Linstrom) to vote your shares at the Annual Meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. To vote by proxy, please follow the instructions on the enclosed proxy card. You may vote by telephone, by the Internet or by mail. Shares held in street name may be voted by telephone or by the Internet only if your broker or nominee makes those methods available. Your broker or nominee will enclose instructions for voting shares held in street name by telephone or by the Internet with this proxy statement if your broker or nominee has chosen to make those methods available.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you vote by mail and return a signed proxy card with no specific instructions, your shares will be voted as the Board of Directors recommends.

Can I change my vote after I submit my proxy?

Yes. You can change or revoke your proxy at any time before it is voted by submitting another proxy with a later date (via the Internet, by telephone or by mail) or attending the meeting and voting in accordance with the instructions below. You also may send a written notice of revocation to Taxus Cardium Pharmaceuticals Group Inc., 11750 Sorrento Valley Road, Suite 250, San Diego, California 92130, Attention: Duane M. Linstrom, Secretary.

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to vote your shares at your earliest convenience to ensure that your shares are represented and to reduce any expense that the we may incur in soliciting proxies to ensure the presence of a quorum at the Annual Meeting. If you vote your shares by proxy and later decide you would like to attend the meeting and vote your shares in person, you will need to provide a written notice of revocation to the secretary of the meeting before your proxy is voted. If the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting. If you would like to obtain directions to be able to attend the meeting and vote in person, please contact the Company at (858) 436-1000.

How are votes counted?

Except as noted, all proxies received will be counted in determining whether a quorum exists and whether we have obtained the necessary number of votes to approve each proposal. A broker non-vote will be used for the purpose of establishing a quorum, but will not otherwise be counted in the voting process. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

How many votes are required to approve each proposal?

For Proposal 1, the election of the four Class III directors, a plurality of the votes is required. This means that four candidates who receive the most votes will be elected to the four available Class III positions on the Board of Directors. Please note that a bank, broker or nominee is not permitted to vote on a discretionary basis on behalf of beneficial owners with respect to uncontested elections of directors. If you wish your shares to be voted, you must instruct your bank, broker or nominee on how to vote your shares for the election of directors.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. See, however, “Proposal 2 – Effect of Ratification.”

As of May 15, 2015, our executive officers and directors held of record or beneficially owned approximately 6,117,754 shares, or approximately 48%, of our issued and outstanding common stock. Our executive officers and directors have indicated their intention to vote FOR the election of each of the nominees for the Class III directors and FOR Proposal 2 ratifying the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who pays for this proxy solicitation?

The Company will pay the cost of soliciting proxies for the Annual Meeting, including the costs of preparing, assembling and mailing the proxy materials. We will provide copies of proxy materials to fiduciaries, custodians and brokerage houses to forward to the beneficial owners of shares held in their name. We may reimburse such fiduciaries, custodians and brokers for their costs in forwarding the proxy materials.

In addition to the solicitation of proxies by mail, certain of our officers and other employees may also solicit proxies personally or by telephone, facsimile, e-mail or other means. No additional compensation will be paid to these individuals for any such services.

OUR BOARD OF DIRECTORS

Board Members

Our Board of Directors is responsible for the overall management of the Company. The Board of Directors is divided into three classes, designated Class I, Class II and Class III. The Board of Directors currently includes three Class I directors, three Class II directors, and four Class III directors. The name, age and business experience of each of our directors are shown below.

CLASS I

Edward W. Gabrielson, M.D. (Age 62)

Director

Dr. Gabrielson has served as a director and a member of the Nominating Committee of the Board of Directors since January 2006. He has more than 25 years of experience as a physician and faculty member at Johns Hopkins University. Currently, Dr. Gabrielson is a Professor of Pathology and Oncology at Johns Hopkins University School of Medicine, and Professor of Environmental Health Sciences at the Johns Hopkins University Bloomberg School of Public Health. He is also an attending physician at the Johns Hopkins Hospital and Bayview Medical Center. Dr. Gabrielson received a Bachelor of Science in Biology and Chemistry from the University of Illinois and an M.D. from Northwestern University Medical School. Dr. Gabrielson was selected to serve on our Board of Directors because of his medical and general industry experience gained as a practicing physician.

Lon E. Otremba (Age 58)

Director

Mr. Otremba is currently the Principal Managing Director of Otremba Management Advisory, LLC, a management advisory firm, and has served as a director and a member of the Nominating Committee of the Board of Directors since January 2006. He previously served as the Chief Executive Officer of Tylted (July 2011-March 2013), which hosts one of the Mobile Web’s largest communities of social, casual gamers. He was also Executive Chairman and a director of Professional Interactive Entertainment (July 2010-2013), a leading provider of Web-based services for video gamers worldwide. Previously he was Chairman and Chief Executive Officer (October 2006-December 2010) of Access 360 Media, a privately-held media company, where he remains a board director. Previously, Mr. Otremba was Chief Executive Officer (September 2003-August 2005) and a director (September 2003-July 2005) of Muzak, LLC; Executive Vice President (2001-2003) of Time Warner; and President and a director (1997-2000) of Mail.com (now Easy Link Services Corp.). He is also currently is a director of EEI Communications (since June 2006), a privately-held leading provider of outsourced new media, print publishing and staffing services. He is a past director of DotMenu, Inc. (2008-2012) an interactive commerce company, which was acquired by GrubHub; Power Medical Interventions (2006 – 2009), a privately held medical technology company which was acquired by Covidien in September 2009, and Artes Medical, Inc., (from 2006 to 2008) a publicly traded medical technology company which filed for bankruptcy protection in 2008. Mr. Otremba we selected to serve on our Board of Directors because of his extensive experience as a management advisor and his media industry experience.

Jiayue Zhang (Age 57)

Executive Chairman

Mr. Zhang is Chairman of Shanxi Taxus Pharmaceuticals Co. Ltd. (“Shanxhi Taus”) (from 2000 to the present) and Shenzhen Frontsea Taxus Industry Capital Management, each of which are located in Jinzhong City, Shanxi Providence, People’s Republic of China ,and focused on Natural resource cultivation and manufacture of paclitaxel, as well as other lines of business including natural resource management and healthcare manufacturing. Mr. Zhang also has interests in banking and finance as well as a developing private equity arm. He was previously Chairman and general manager of Shanxi Zhanhua Pharmaceutical (from 1993 to 2000). Mr. Zhang was appointed to our Board of Directors as a designee of Shanxi Taxus. On February 28, 2014, Cardium entered into a Collaboration Agreement and a Stock Purchase Agreement. Under the Collaboration Agreement, Shanxi Taxus agreed to apply commercially reasonable efforts to assist Cardium to develop plans to commercialize Cardium products in China and Cardium agreed to apply commercially reasonable efforts to assist Shanxi Taxus to commercialize Shanxi Taxus products in the United States. Following a direct investment under the Stock Purchase Agreement, Shanxi Taxus now owns 27.5% of the outstanding shares of Cardium. Under the terms of the Stock Purchase Agreement, Cardium increased the size of its board of directors by two members and appointed Mr. Jiayue Zhang, who is the Chairman of Shanxi Taxus, and an additional individual with U.S. corporate and financial experience to Cardium’s Board of Directors.

CLASS II

Tyler M. Dylan-Hyde, Ph.D., J.D. (Age 54)

Director

Dr. Dylan-Hyde is co-founder of Cardium and has served as a director since its inception in December 2003. He currently serves as the Chief Legal Officer for CRISPR Therapeutics (since January 2015), a privately-held biopharmaceutical focused on developing genome-editing technology into transformative medicines. He previously served as the Company’s General Counsel, Executive Vice President, Secretary and Chief Business Officer from 2003 until December 2014. From 1998 to 2002 Dr. Dylan-Hyde was Vice President and General Counsel of Collateral Therapeutics, Inc., a biotechnology company that was listed on Nasdaq before its sale to Schering AG in 2002 Dr. Dylan-Hyde has played a key role in the pre-clinical, clinical and commercial development of the Generx program since 1996. He was a partner in Morrison Foerster LLP, an international law firm that developed the Generx intellectual property covering methods of cardiovascular gene therapy based on discoveries by researchers at the University of California, San Diego. Dr. Dylan-Hyde has focused on the development of innovative biologics and devices for cardiovascular and ischemic diseases for more than fifteen years. He also has worked with both researchers and business management in the biotech and pharmaceutical industries. Dr. Dylan-Hyde received a B.Sc. in Molecular Biology from McGill University, Montreal, Canada, a Ph.D. in Biology from the University of California, San Diego, where he performed research at the Center for Molecular Genetics, and a J.D. from the University of California, Berkeley. Dr. Dylan-Hyde is a co-founder and was asked to serve on the board of directors based on his extensive industry experience, his legal experience, particularly in the areas on intellectual property rights related to gene therapies, as well as his public company experience.

Andrew M. Leitch (Age 71)

Director

Mr. Leitch has served as a director and a member of the Audit Committee of the Board of Directors since August 2007, and was appointed Chairman of the Audit Committee and a member of the Compensation Committee in March 2011. Mr. Leitch is a financial industry veteran, having served 28 years in public accounting, including 20 years as a partner in Deloitte & Touche. He was deeply involved in international business, serving in various capacities throughout his career including Asian Regional Partner, Managing Partner of various offices in Asia, and Director of Mergers and Acquisitions for South East Asia. Mr. Leitch currently serves on the Board of Directors of two other publicly listed companies, Blackbaud, Inc. and STR Holdings, Inc. Mr. Leitch previously served as a director and the Chairman of the Audit Committee of Open Energy, Inc. (2006-2007), as a director and a member of the Audit Committee of Wireless Facilities, Inc. (2005-2006), and a director and member of the Audit Committee of Aldila Inc. (2004 – 2010), all publicly-traded companies at the time of service. He is also a board member of certain private and portfolio companies within leading U.S. and International private equity groups. Mr. Leitch is a Certified Public Accountant. Mr. Leitch was recruited to join our Board of Directors, in particular, to serve the function of audit committee chairman and financial expert. Mr. Leitch has served as audit committee chair now for three other public companies at various times prior joining the Company.

Gerald J. Lewis (Age 81)

Director

Justice Lewis has served as a director, a member of the Audit Committee and the Chairman of the Compensation Committee of the Board of Directors since January 2006. He served on a number of courts in the California judicial system, and retired from the Court of Appeal in 1987. He has served as an arbitrator or mediator on a large number of cases and was Of Counsel to Latham & Watkins from 1987 to 1997. He has previously served as a director of several publicly-traded companies, including Henley Manufacturing, Wheelabrator Technologies, Fisher Scientific International, California Coastal Properties and General Chemical Group, and was Chairman of the Audit Committee of several of these companies. Justice Lewis was a director of Invesco Mutual Funds from 2000 until 2003, when Invesco became the AIM Mutual Funds, and thereafter served as a director of the AIM Mutual Funds from 2003 to 2006. Since August 2006, Justice Lewis has served as a director and a member of the Audit and Compensation Committees of the Tennenbaum Opportunities Fund. Justice Lewis was asked to serve on our Board of Directors because of his extensive service on boards of directors of public companies. His experience as a director, and his prior experience as a judge and attorney, provides valuable insight and guidance on matters related to corporate governance.

CLASS III

Murray H. Hutchison (Age 76)

Director

Mr. Hutchison has served as a director, a member of the Audit and Compensation Committees and the Chairman of the Nominating Committee of the Board of Directors since January 2006. He served 27 years as Chief Executive Officer and Chairman of International Technology Corp., a large publicly-traded diversified environmental engineering and construction firm, until his retirement in 1997. Since his retirement, Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio and consulting with corporate management on strategic issues. Mr. Hutchison currently serves as a director of Cadiz, Inc. (since 1998), a publicly-traded company focused on land acquisition and water development activities, and The Olson Company (since 1996), a privately-held home builder, and has served on the Audit and Compensation Committees of several publicly-traded companies. Previously, Mr. Hutchison served as Chairman and Chief Executive Officer (1999-2000) of Sunrise Medical, a publicly-traded medical equipment manufacturer, and as a member of the Board of Management of the University of California Berkeley Haas Graduate School of Business Administration. He also has served as a trustee or member of the board of managers of various foundations. Mr. Hutchison holds a B.S. in Economics and a B.B.A. in Foreign Trade. Mr. Hutchinson was invited to serve as a member of our Board of Directors because of his strong background in managing business organizations and his experience serving as a director of publicly traded companies.

Christopher J. Reinhard (Age 61)

Chairman of the Board, Chief Executive Officer, President and Treasurer

Mr. Reinhard is co-founder of the Company and has served as a director and the Chief Executive Officer, President and Treasurer of Cardium since its inception in December 2003. Mr. Reinhard has played a leadership role in the pre-clinical, clinical and commercial development of the gene-based therapeutics including the Generx [Ad5FGF-4] program. In 1996, he was co-founder of Collateral Therapeutics, Inc. which licensed the Generx technology covering methods of cardiovascular gene therapy based on discoveries by researchers at the University of California. He helped lead that company through a Nasdaq listing and a five year strategic partnership with Schering AG that supported the clinical development of Generx and ultimately led Schering to purchase Collateral Therapeutics for approximately $160 Million in 2003. After Schering was subsequently acquired by Bayer, Mr. Reinhard co-founded Cardium Therapeutics to re-acquire rights to the technology and advance the Generx program. For the past fifteen years, Mr. Reinhard has focused on the commercial development of innovative therapeutics and medical devices. From 2004-2008, Mr. Reinhard was Executive Chairman of Artes Medical, Inc., a publicly-traded medical technology company which filed for bankruptcy in 2008; and prior to co-founding Collateral Therapeutics, he was Vice President and Managing Director of the Henley Group, a publicly-traded diversified industrial and manufacturing group, and Vice President of various public and private companies created by the Henley Group through spin-out transactions, including Fisher Scientific Group, a leading international distributor of laboratory equipment and test apparatus for the scientific community, Instrumentation Laboratory and IMED Corporation, a medical device company. Mr. Reinhard received a B.S. in Finance and an M.B.A. from Babson College. Mr. Reinhard is a co-founder and serves as an inside director and the Chairman of our Board of Directors. He has significant industry experience as well as public company experience

John F. Wallace (Age 64)

Director

Mr. John Wallace is currently the President and Managing Partner of Philadelphia Financial Services LLC which provides consulting services to firms in the financial services industry. Mr. Wallace is an experienced financial and equity trading services executive. He served as Chairman of the Philadelphia Stock Exchange (PHLX) until its acquisition by NASDAQ, and has been associated with the PHLX since 1964. During his years of expertise in trading and investment matters he has been an advisor to numerous companies and governments, including in the People’s Republic of China. Mr. Wallace is Shangxhi Taxus’s second designee to the board of directors. He was selected by Shanxhi Taxus because of his deep knowledge of the securities industry and corporate practices of publicly-traded companies and his expertise in cross border trading and investment between the United States and China.

Wei-Wei Zhang M.D. Ph.D. (Age 57)

Director

Dr, Wei-Wei Zhang is currently Managing Director of Adventin Inc., (since prior to 2010) a biotechnology services business, and he has played an important role in the discovery, research and commercialization of the first gene therapeutic Gendicine (Adp53) approved by a major world health regulatory authority (the SFDA of the People’s Republic of China) for the treatment of certain forms of cancer. Dr. Zhang has co-founded and led other biotechnology companies in the United States and PRC including Introgen Therapeutics, Shenzhen SBiono Gene Tech, GenStar Therapeutics, GenWay Biotech, Zhuhai Bioinforbody, Adventin, Acrotics and eBioCenter. Previously he was director of molecular biology, a gene therapy unit of Baxter Healthcare. Dr. Zhang obtained an M.D. degree in 1982 from Zhejiang University in China, an M.S. in toxicology from from Zhejiang University in 1985, a Ph.D. in molecular biology from the University of Alabama in 1989. Dr. Zhang has 16 patents and more than 65 peer-reviewed articles. Dr. Zhang was selected to join our board because of his contribution to the successful commercial development of the first gene therapy that was approved in China, his published research in the field of cell and gene therapy and experience with assisting early stage biotechnology companies advance into the commercialization process.

Board Leadership

Mr. Reinhard serves as Chairman of our Board of Directors also serves as our Chief Executive Officer. Our Board of Directors does not have a lead independent director. Our Board of Directors has determined that its leadership structure is appropriate and effective. Our Board of Directors believes that having a single individual serve as both Chairman and Chief Executive Officer provides clear leadership, accountability and promotes strategic development and execution. Our Board of Directors also believes that there is a high degree of transparency among directors and company management. Eight of the ten members of our Board of Directors are independent directors and all of the individuals that serve on the committees of our Board of Directors are independent. Our Chairman and Chief Executive Officer does not serve on any committee, which our Board of Directors believes promotes appropriate independent leadership.

Independence

Our Board of Directors, following the review and determination of the Nominating Committee, has determined that six of our ten directors are independent based on the definition of independence set forth in the NYSE MKT Company Guide. The members determined to be independent are Messrs. Gabrielson, Hutchison, Leitch, Lewis, Otremba, and Wallace. In addition, Messrs. Hutchison, Leitch, Lewis and Wallace also have been determined by our Board of Directors to meet the independence standards for members of an audit committee set forth in the rules promulgated under the Securities Exchange Act of 1934.

Board Role in Risk Oversight

Our Board of Directors has an oversight role in managing our risk. Our Audit Committee receives reports from senior management on areas of material risk, including operational, financial, legal and strategic risks which enable the Audit Committee to understand management’s views on risk identification, risk management and risk mitigation strategies. The Audit Committee, or if appropriate, the full Board of Directors or another committee, will periodically request that management evaluate additional potential risks, provide additional information on identified risks, or implement risk remediation procedures.

Board Meetings

Our Board of Directors held 4 meetings during the fiscal year ended December 31, 2014 and took action by written consent on one occasion. Each of the current directors serving in 2014 attended at least 75% of the total number of meetings of the Board of Directors and applicable committees that each director was eligible to attend.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The committees are comprised entirely of independent directors as defined under the rules of the NYSE MKT Company Guide. Members of the Audit Committee also must meet the independence standards for audit committee members contained in the Securities Exchange Act of 1934, as amended. The members of each of the committees of our Board of Directors are as follows:

Audit Committee	Compensation Committee	Nominating Committee
Murray H. Hutchison* Andrew M. Leitch (Chairman)* Gerald J. Lewis John F. Wallace	Murray H. Hutchison Gerald J. Lewis (Chairman) Andrew M. Leitch	Edward W. Gabrielson Murray H. Hutchison (Chairman) Lon E. Otremba Wei-Wei Zhang

*	The Board of Directors has determined that Messrs. Hutchison and Leitch are each an “audit committee financial expert” as defined by applicable rules adopted by the SEC.

During the year ended December 31, 2014, the Audit Committee held four meetings, the Compensation Committee held one meeting, and the Nominating Committee held one meeting.

Audit Committee. The Audit Committee operates under a charter. The general function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company, including the integrity of its financial statements and disclosures; the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; the qualification, independence and performance of the Company’s independent registered public accounting firm; and the performance of the Company’s internal audit function and control procedures. The Audit Committee has the sole authority to appoint, determine funding for, and oversee the Company’s independent registered public accounting firm.

Compensation Committee. The Compensation Committee operates under a charter. The primary purpose of the Compensation Committee is to oversee the Company’s compensation and incentive programs for its executive officers and certain other key personnel. Among other things, the Compensation Committee recommends to the Board of Directors the amount of compensation to be paid or awarded to our executive officers and certain other personnel including salary, bonuses, other cash or stock awards under our incentive compensation plans as in effect from time to time, retirement and other compensation. In addition, the Board of Directors has delegated to the Compensation Committee the authority to administer the Company’s 2005 Equity Incentive Plan, including the authority to consider and act upon recommendations from management to grant awards under the plan to employees and consultants of the Company and its subsidiaries, not including officers and directors of the Company. The Compensation Committee may delegate its authority to subcommittees of the committee or to committees comprised of Company employees when legally permissible and when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of the plans and programs that the committee oversees. The Compensation Committee also may engage the services of an independent compensation and benefits consulting company to conduct a survey and review of the Company’s compensation programs as compared to other similarly situated companies taking into account, among others, industry, size and location when the Compensation Committee deems appropriate.

Nominating Committee. The Nominating Committee operates under a charter. The purpose of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become members of the Board of Directors and in determining the composition of the Board of Directors and its various committees. The Nominating Committee periodically reviews the qualifications and independence of directors, selects candidates as nominees for election as directors, recommends directors to serve on the various committees of the Board of Directors, reviews director compensation and benefits, and oversees the self-assessment process of each of the committees of the Board of Directors.

The Nominating Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. Persons recommended by stockholders are evaluated on the same basis as persons suggested by others. Stockholder recommendations may be made in accordance with our Stockholder Communications Policy. See “Stockholder Communications with Directors” below. The Nominating Committee has the authority to retain a search firm to assist in the process of identifying and evaluating candidates.

The Nominating Committee has not established any specific minimum requirements for potential members of our Board of Directors. Instead, the Nominating Committee’s evaluation process includes many factors and considerations including, but not limited to, a determination of whether a candidate meets the requirements of the NYSE MKT and the Securities Exchange Act of 1934, as amended, relating to independence and/or financial expertise, as applicable, and whether the candidate meets the Company’s desired qualifications in the context of the current make-up of the Board of Directors with respect to factors such as business experience, education, intelligence, leadership capabilities, integrity, competence, dedication, diversity, skills, and the overall ability to contribute in a meaningful way to the deliberations of the Board of Directors respecting the Company’s business strategies, financial and operational performance and corporate governance practices. Our Board of Directors does not have a specific policy with regard to the consideration of diversity in the identification of director nominees. The Nominating Committee will generally select those nominees whose attributes it believes would be most beneficial to the Company in light of all the circumstances.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees and directors, including all of our officers and non-employee directors and all employees, officers and directors of our subsidiaries. The Audit Committee periodically reviews the Code of Ethics and the Company’s compliance with its Code of Ethics. Any amendments to our Code of Ethics or any waivers from our Code of Ethics also will be posted on our website. Our Code of Ethics is not incorporated in, and is not a part of, this proxy statement and is not proxy-soliciting material.

Stockholder Communications with Directors

Our Board of Directors has adopted a Stockholder Communications Policy to provide a process by which our stockholders may communicate with our Board of Directors. Under the policy, stockholders may communicate with our Board of Directors as a whole, with the independent directors, with all members of a committee of our Board of Directors, or with a particular director. Stockholders wishing to communicate directly with our Board of Directors may do so by mail addressed to the Company at 11750 Sorrento Valley Road, Suite 250, San Diego, California, 92121, Attn: Corporate Secretary. The envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all members of the Board of Directors, all independent directors, all members of a committee of the Board of Directors, or certain specified individual directors.

Attendance at Annual Meetings

In recognition that it may not be possible or practicable, in light of other business commitments of the Company’s directors, to attend the Company’s annual meetings of stockholders, the members of the Board of Directors are invited, but not required, to attend each of the Company’s annual meeting of stockholders. At the Company’s last annual meeting of stockholders held on June 5, 2014, two members of the Board of Directors were present.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Members of each class of our Board of Directors are elected to serve for a three-year term. The three-year terms of the members of each class are staggered, so that each year the members of a different class are due to be elected at the annual meeting. The Class III directors currently are serving a term that is due to expire at the Annual Meeting. The Class I directors currently are serving a term that is due to expire at our 2016 annual meeting, and the Class II directors are serving a term that is due to expire at the 2017 annual meeting.

Nominees

At the Annual Meeting four Class III directors are to be elected, each to serve until the next annual meeting of stockholders held to elect Class III directors and until their respective successor is elected and qualified or until their respective death, resignation or removal. The Board of Directors proposes the election of the nominees named below, who are each currently are Class III members of our Board of Directors.

Vote Required and Board Recommendation

For Proposal 1, the election of the four Class III directors, a plurality of the votes is required. This means that the four candidates who receive the most votes will be elected to the three available Class III positions on the Board of Directors.

Unless authorization to do so is withheld, proxies received will be voted FOR the nominees named below. If any nominee should become unavailable for election before the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the present Board of Directors may propose. The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that the nominees will be unable to serve.

Our Board of Directors proposes the election of the following nominees as Class III members of the Board of Directors:

Murray H. Hutchinson, Christopher J. Reinhard, John F. Wallace and Wei-Wei Zhang

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS A CLASS III DIRECTOR OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2014 was Marcum LLP. The Audit Committee of the Board of Directors has selected and approved Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of Marcum LLP are not expected to be present at the Annual Meeting.

Audit Fees

The aggregate fees billed to the Company by Marcum LLP for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings during each of the last two fiscal years ended December 31, were:

2013	$158,400
2014	$135,000

Audit-Related Fees

There were no fees billed to the Company by Marcum LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and not included under “Audit Fees” above, during the fiscal years ended December 31, 2013 and December 31, 2014.

Tax Fees

There were no fees billed to the Company by Marcum LLP for professional services for tax compliance, tax advice or tax planning during the fiscal years ended December 31, 2013 and December 31, 2014.

All Other Fees

There were no other fees billed to the Company by Marcum LLP for products and services, other than those described above, provided during the fiscal years ended December 31, 2013 and December 31, 2014.

Pre-Approval Policies and Procedures

Committee Pre-Approval. Our Audit Committee has certain pre-approval policies and procedures which are contained in its charter. Under these policies and procedures, the Audit Committee must approve in advance all auditing services and all permissible non-audit services to be provided by our independent registered public accounting firm. If the Audit Committee approves an audit service within the scope of the engagement of our independent registered public accounting firm, such audit service will be deemed to have been pre-approved.

Pre-Approval Exceptions. Notwithstanding the Audit Committee pre-approval policies described above, pre-approval is not required for permissible non-audit services if (i) the aggregate amount of all such non-audit services provided to the Company is not more than 5% of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved before completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation of Pre-Approval Authority. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the pre-approvals of audit and permissible non-audit services described above. The decision of any member of the Audit Committee to whom such authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated the authority to grant the pre-approvals of audit and permissible non-audit services to the Chairman of the Audit Committee.

Effect of Ratification

Ratification by stockholders of the selection of Marcum LLP as our independent registered public accounting firm is not required by applicable law. However, as a matter of policy and sound corporate governance, we are submitting the selection to our stockholders for ratification at the Annual Meeting. If the stockholders fail to ratify the selection of Marcum LLP, the Board of Directors will reconsider the matter. Even if the selection is ratified by stockholders, the Board of Directors may select a different firm to serve as our independent registered public accounting firm at any time during the fiscal year if it believes a change would be in the best interests of the Company and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OUR EXECUTIVE OFFICERS

The Board of Directors appoints the executive officers of the Company who are responsible for administering our day-to-day operations. The names of our current executive officers, their ages as of May 15, 2015, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name of Executive Officer	Age	Position	Officer Since
Christopher J. Reinhard	61	Chairman of the Board, President, Chief Executive Officer and Treasurer	2003
Gabor M. Rubanyi, M.D., Ph.D	68	Chief Scientific Officer	2006

Gabor M. Rubanyi, M.D., Ph.D. (Age 68)

Chief Scientific Officer

Dr. Rubanyi has been the Chief Scientific Officer of Cardium since June 2006. From November 2005 until March 2006, he provided consulting services to Cardium. In March 2006, Dr. Rubanyi became an employee and a Scientific Advisor of Cardium. Before joining Cardium in March 2006, Dr. Rubanyi was Vice President of Gene Therapy at Berlex Biosciences (a subsidiary of Berlex Laboratories, the U.S. pharmaceutical affiliate of the Schering AG Group, now Bayer Schering Pharma), and Adjunct Professor at the University of California, Davis. He initiated and played a leading role in the Angiogenic Gene Therapy for Coronary Artery Disease project at Schering/Berlex. Formerly, Dr. Rubanyi was Director of Vascular and Endothelial Research at Berlex (1992-1999), Director of the Institute of Pharmacology at Schering AG, Research Center, Berlin, Germany (1990-1992), Director of Pharmacology at Berlex Laboratories (1987-1990), and Associate Professor at the Mayo Clinic Medical School (1983-1987). Since 2006, Dr. Rubanyi has served as a director of Hybrid Systems, Ltd., a private, United Kingdom biotech company. Dr. Rubanyi is the author or co-author of 22 books and over 325 research articles, serves as an editorial board member to several biomedical journals and is the founder of the biomedical journal Endothelium. He also is a member of numerous American and international scientific societies. His pioneering work on the nature and characterization of endothelium-derived relaxing factors (nitric oxide) and contracting factors (endothelin) contributed substantially to the Company’s present knowledge about endothelial control of vascular function in health and disease, including angiogenesis.

STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our common stock as of May 22, 2015 by (a) each director and nominee for director, (b) each of the named executive officers listed in the compensation tables included in this proxy statement, (c) all of our current directors and executive officers as a group, and (d) each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock. Except as otherwise indicated, the address for each beneficial owner is 11750 Sorrento Valley Road, Suite 250, San Diego, California 92121.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership[1]		Percent of Common Stock Outstanding[2]
Tyler M. Dylan-Hyde, Ph.D., J.D. Director	684,965	[3]	5.14%
Edward W. Gabrielson, M.D. Director	123,808	[4]	Less than 1%
Murray H. Hutchison Director	122,141	[4]	Less than 1%
Andrew M. Leitch Director	122,736	[4]	Less than 1%
Gerald J. Lewis Director	123,808	[4]	Less than 1%
Lon E. Otremba Director	123,808	[4]	Less than 1%
Christopher J. Reinhard Chairman of the Board, Chief Executive Officer, President and Treasurer (Principal Executive Financial and Accounting Officer)	1,229,409	[5]	8.87%
Gabor M. Rubanyi, M.D., Ph.D. Chief Scientific Officer	165,491	[6]	1.29%
Wei Wei Zhang Director	50,312	[7]	Less than 1%
Jiayue Zhang, Director	3,610,932	[8]	28%
All directors and executive officers as a group (10 persons)	6,357,410	[9]	49.8%
Sabby Management Ltd 10 Mountainview Road, Suite 205 Upper Saddle River, New Jersey 07458	1,229,668	[10]	9.63%

[1]	A person is considered to be a beneficial owner of shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting or investment power over the shares, or has the right to acquire beneficial ownership of the shares at any time within 60 days (such as through the exercise of stock options, warrants or other rights). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse.
[2]	The percentages shown are calculated based on the number of shares of our common stock outstanding plus, for each person or group, any shares that person or group has the right to acquire within 60 days of May 22, 2015 pursuant to options, warrants or other rights. As of May 20, 2015, there were 12,775,044 shares of our common stock outstanding.
[3]	Includes 557,465 shares underlying warrants exercisable within 60 days of May 22, 2015.
[4]	Includes 122,141 shares underlying options exercisable within 60 days of May 22, 2015.
[5]	Includes 1,081,746 shares underlying warrants exercisable within 60 days of May 22, 2015.
[6]	Includes 65,491 shares underlying warrants exercisable within 60 days of May 22, 2015.
[7]	Includes 50,312 shares underlying warrants exercisable within 60 days of May 22, 2015.
[8]	Includes 100,312 shares underlying warrants exercisable within 60 days of May 22, 2015 and 3,510,620 shares held by Shanxi Taxus Pharmaceuticals Co., Ltd., Jinshang International Golden Tower, Suite 1202, Yuci District, Jinzhong City, Shanxi Province, China 030600.
[9]	Includes 2,466,031 shares underlying options and warrants exercisable within 60 days of May 22, 2015.
[10]	Based on information contained in a Schedule 13G/A filed with the SEC on January 8, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any person who owns more than 10% of our common stock, to file with the SEC initial reports of ownership of our common stock within 10 days of becoming a director, executive officer or greater than 10% stockholder, and reports of changes in ownership of our common stock before the end of the second business day following the day on which a transaction resulting in a change of ownership occurs. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports provided to us and written representations from our directors and executive officers that no other reports were required, during the year ended December 31, 2014, all required Section 16(a) reports applicable to our directors, executive officers and greater than 10% stockholders were timely filed.

AUDIT COMMITTEE REPORT*

May 11, 2015

To the Board of Directors of Taxus Cardium Pharmaceuticals Group, Inc.:

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformance with generally accepted accounting principles and (ii) the reports of the Company’s independent public accountants with respect to such financial statements.

We have reviewed and discussed the Company’s consolidated financial statements as set forth in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with management of the Company and Marcum LLP., the Company’s independent registered public accountants.

We have discussed with Marcum LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), as adopted in Auditing Standard No. 16 (Communications with Audit Committees). We have received the written disclosures and the letter from Marcum LLP. required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Marcum LLP. its independence from the Company.

Based on our review and discussions with management of the Company and Marcum LLP referred to above, we recommend to the Board of Directors that the Company publish the consolidated financial statements of the Company for the year ended December 31, 2014 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the members of the Audit Committee

Andrew M. Leitch, Chairman

Murray H. Hutchison

Gerald J. Lewis

John F. Wallace

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the terms of the Audit Committee’s charter, the Audit Committee is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The Company may not enter into a related party transaction unless it has been approved by the Audit Committee. A transaction is considered a “related party transaction” if the transaction would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Since January 1, 2013, other than the transactions described below or under “Executive Officer Compensation” and “Director Compensation” above, there has not been any transactions or series of similar transactions in which the Company was a participant and the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2013 and 2014, which is approximately $53,000, and in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

On April 8, 2015, the Company entered into a binding term sheet with Shenzhen Qianhai Taxus Industry Capital Management Co., Ltd (“Shenzhen Qianhai Taxus”), as lead investor, to purchase an equity stake in Angionetics Inc., a newly-formed subsidiary of the, that is focused on the Phase 3 clinical development and commercialization of Generx® [Ad5FGF-4], an angiogenic gene therapy product candidate for the treatment of refractory angina and myocardial ischemia due to cardiac microvascular insufficiency. Shenzhen Qianhai Taxus is an affiliate of Shanxi Taxus which holds approximately 27.5% of Cardium’s outstanding common stock as a result of a Stock Purchase Agreement dated February 21, 2014. Mr. Jiayue Jhang, a member of our Board of Directors and our Executive Chairman, is the Chairman of Shenzhen Qianhai Taxus and Shanxi Taxus in connection with Shanxi Taxus’ investment in the Company Shanxi Taxus has the right to appoint two members to our board of directors, of which Mr. Jiayue Zhang is one.

Under the terms sheet, Shenzhen Qianhai Taxus has agreed to acquire 15% of Angionetic’s outstanding common stock for an aggregate purchase price of $3,000,000, payable in three tranches which are planned to be completed on by May 30, 2015. On completion of the purchase, Cardium has agreed to grant Shenzhen Qianhai Taxus a right of first negotiation for exclusive license agreements for certain Asian markets to register, market and sell the Generx® product candidate, Excellagen®, an FDA-cleared dermal matrix product for advanced wound healing and a delivery platform for biologics and stem cells, and LifeAgain®, an advanced medical data analytics product technology platform. The agreement contemplates that this initial funding is a bridge investment to a separate larger financing to be conducted by Angionetics, Inc., including a potential registration and public offering of securities. The terms provide for Taxus Cardium to gross up Shenzhen Qianhai Taxus’ shares to equate to a 15% interest in Angionetics following any such public offering. It also provides for certain registration rights for the shares purchased by Shenzhen Qianhai Taxus.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Annual Report”), as filed with the SEC, excluding exhibits, is being mailed to stockholders with this proxy statement. We will furnish any exhibit to our 2014 Annual Report free of charge to any stockholder upon written request to the Company at 11750 Sorrento Valley Road, Suite 250, San Diego, California 92121. The 2014 Annual Report is not incorporated in, and is not a part of, this proxy statement and is not proxy-soliciting material. We encourage you to review the 2014 Annual Report together with any later information that we file with the SEC and other publicly available information. Documents we file with the SEC may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, or EDGAR, which is publicly available through the SEC’s website at http://www.sec.gov .

STOCKHOLDER PROPOSALS

Stockholders who wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so that we receive it no later than the close of business on December 31, 2015. If, however, we change the date of next year’s annual meeting by more than 30 days from the date of this year’s annual meeting, the deadline to submit a proposal for inclusion in our proxy materials would be within a reasonable time before we begin to print such materials. Any such proposal must be in accordance with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to such rule, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

In accordance with our Amended and Restated Bylaws, to be properly brought before a meeting, a stockholder must deliver timely notice of any matter the stockholder wishes to present to the attention of our Secretary. To be timely, we must receive the notice at our principal place of business not later than the close of business on the 15th day following the date on which notice of such meeting or the record date thereof is first publicly announced with respect to special meetings, or 120 days before the date that is one year from the date of the immediately preceding annual meeting of stockholders with respect to proposals to be considered at an annual meeting of stockholders. To be in proper form, the notice must be in writing and include the specified information set forth in Section 1.12 of Article I of our Amended and Restated Bylaws.

All proposals and notices should be sent by certified mail, return receipt requested, to Taxus Cardium Pharmaceuticals Group Inc., 11750 Sorrento Valley Road, Suite 250, San Diego, California 92121, Attn: Duane M. Linstrom, Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or matter that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with their best judgment with respect to any such matters.

San Diego, California	By Order of the Board of Directors
May 28, 2015
Christopher J. Reinhard
Chief Executive Officer

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Class III Directors

01 - Murray H. Hutchinson	For ☐	Against ☐	Abstain ☐

02 - Christopher J. Reinhard	For ☐	Against ☐	Abstain ☐

03 - John F. Wallace	For ☐	Against ☐	Abstain ☐

04 - Wei-Wei Zhang	For ☐	Against ☐	Abstain ☐

2. To ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	For ☐	Against ☐	Abstain ☐

B. Non-Voting Items

Change of Address—Please print new address below.

C. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should also give full title with their signature.

Date (mm/dd/yyyy) - please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.